Exhibit 10.2

LEASE AGREEMENT

This Lease Agreement (this “Agreement”) is entered into as of this 22 day of June 2006, by and between WINSONIC DIGITAL MEDIA GROUP, LTD, a Georgia Profit Corporation (“Tenant”) and JT COMMUNICATIONS, LLC, a Georgia limited liability company (“JTC”).

RECITALS

A. JTC leases approximately one thousand one hundred fifty (1,150) square feet of space (the “Master Premises”) within the building located at 55 Marietta Street, Atlanta, Georgia 30303 (the “Building”) pursuant to that certain Lease Agreement (the “Master Lease”) dated as of October 1, 2001, by and between JTC and Bank Building Limited Partnership, a Georgia limited partnership (the “55 Landlord”). JTC has set aside a portion of the Master Premises for use by multiple parties as a room to facilitate interconnections between various telecommunications providers and users who enter into agreements with JTC for the use of space within the Master Premises.

B. Tenant wishes to obtain the right from JTC for use of certain space within the Master Premises. JTC is willing to give Tenant an exclusive right to use a cabinet measuring seven feet (7’) by thirty inches (30”) by thirty six inches (36”) within the Master Premises, all as more particularly described in Exhibit A, attached hereto and incorporated herein (the Premises”), and a non-exclusive right to use the JTC Facilities (as hereinafter defined).

NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00), the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.  Use of Premises and JTC Facilities. JTC hereby grants to Tenant an exclusive right to use the Premises and a non-exclusive right to use the JTC Facilities (as hereinafter defined). Tenant’s use of the Premises and the JTC Facilities (as hereinafter defined) shall be on the terms and conditions set forth in this Agreement.

2.  Commencement and Expiration Agreement. Tenant may commence using the rights on July 1, 2006 (the “Commencement Date”). This Agreement shall expire on June 30, 2008 (the “Expiration Date”). So long as Tenant is not in default in the performance or satisfaction of any of its obligations hereunder at the Expiration Date, this Agreement shall automatically renew for a one (1) year period, on the same terms and conditions set forth herein, except that JTC shall not be obligated to perform any alteration, improvement or work to the Master Premises and the Monthly Rental shall be as set forth below. Tenant shall have only one (1) renewal option. If Tenant does not want to renew at the Expiration Date, Tenant shall give JTC not less than three (3) months prior written notice.

3.  Monthly Rental. Commencing on the Commencement Date, Tenant shall pay to JTC on the first (1st) day of each month at JTC’s office or at such other place as JTC may designate, in lawful money of the United States, without demand, deduction or offset, rental (the “Monthly Rental”) in the amount of One Thousand Three Hundred Fifty and No/100 Dollars ($1,350.00). The Monthly Rental shall be comprised of Six Hundred and No/100 Dollars ($600.00) attributable to Tenant’s cabinet and Seven Hundred Fifty and No/100 Dollars ($750.00) attributable to “Maxcell Compartment” connection to the 16th Floor described in Section 23. Upon execution of this Agreement, Tenant has paid to JTC One Thousand Three Hundred Fifty and No/100 Dollars ($1,350.00), representing July 2006 Monthly Rental; One Thousand Three Hundred Fifty and No/100 Dollars ($1,350.00), representing the Security Deposit; and Five Hundred and No/100 Dollars ($500.00), representing a one time prep charge for a total of Three Thousand Two Hundred and No/100 Dollars ($3,200.00). In the event Tenant fails to pay the Monthly Rental or any other payment called for under this Agreement within five (5) days after the time period specified herein, Tenant shall pay a late charge equal to ten percent (10%) or the maximum lawful rate; whichever is less, for all amounts not paid within five (5) days after the time period specified herein. The Monthly Rental for any partial calendar month shall be equitably prorated. The timely payment of the Monthly Rental is a condition precedent to Tenant’s rights hereunder. Unless this Agreement is terminated pursuant to the terms hereof, Tenant shall remain obligated for the Monthly Rental until the Expiration Date, and shall remain obligated until such time for Tenant's other obligations under this Agreement, regardless of whether Tenant actually makes use of the rights granted hereunder. On the anniversary of the Commencement Date, the Monthly Rental shall be increased as follows:

Anniversary of Commencement Date	Monthly Rental

1	$1,418.00
2	$1,488.00

4.  Security Deposit. The Security Deposit (as defined above) shall be paid by Licensee to JTC on the date of Licensee’s execution of this Agreement and shall be held by JTC for the performance of Licensee's covenants and obligations under this Agreement. The Security Deposit shall not be considered an advance payment of any Monthly License Fee or other charge or a measure of JTC's damage in case of default by Licensee. JTC shall not be obligated to place the Security Deposit in an interest bearing account, but instead may commingle the Security Deposit with other funds of JTC, nor shall JTC be required to pay interest thereon. Upon the occurrence of any default by Licensee or breach by Licensee of Licensee's covenants under this Agreement, JTC may, from time to time, without prejudice to any other remedy, use the Security Deposit to the extent necessary to make good any arrears of payments of the Monthly License Fee or other sum due to JTC hereunder, or to repair any damage or injury, and pay any expense or liability incurred by JTC as a result of the default or breach of covenant, and any remaining balance of the Security Deposit shall be returned by JTC to Licensee upon termination of this Agreement as provided below. If any portion of the Security Deposit is so used or applied, Licensee shall upon ten (10) days written notice from JTC, deposit with JTC an amount sufficient to restore the Security Deposit to its original amount. In the event that JTC shall transfer all or any part of its interest in the Master Premises, JTC may transfer the Security Deposit to such transferee and shall thereupon be released by Licensee from any and all liability for the return of the Security Deposit and Licensee agrees thereafter to look only to such transferee for the return of the Security Deposit. Licensee shall not assign or encumber its interest in the Security Deposit, and JTC shall not be bound by any attempted assignment or encumbrance of Licensee's interest therein. The Security Deposit (or any lesser amount of the Security Deposit to which Licensee is entitled, if applicable) will be returned to Licensee within thirty (30) days after JTC’s final walk-through inspection of the Premises upon the expiration or earlier termination of this Agreement, provided that Licensee has vacated the Building in strict compliance with the terms and conditions hereof.

5.  Use of Premises and JTC Facilities. Tenant acknowledges that other licensees and tenants of the Building will be using the Master Premises and some of the JTC Facilities, such as, but not limited to, the UPS (as defined below). Tenant agrees to use the Premises only for the purpose of facilitating interconnections between Tenant’s telecommunications system and the telecommunications of other entities that have (a) executed agreements with JTC that expressly permits use of space within Master Premises for purposes of interconnection; and (b) consented to such interconnection in writing. JTC shall have no obligation with respect to any such interconnection. Tenant agrees not to store, install or use any equipment, conduit, cable, wiring, connecting lines or other property of Tenant in the Premises for any other purpose. In no event shall Tenant (x) cause (or permit its employees, representatives, contractors or invitees to cause) any interference or damage to the JTC Facilities, equipment, conduits, cable, wiring or connecting lines owned or used by other tenants or licensees of the Building; or (y) install any conduits, wiring, cabling or other installations anywhere in the Building outside the Master Premises. JTC’s only obligation to Tenant regarding the installation of facilities pursuant to this Agreement shall be to install the JTC Facilities assigned to Tenant in the Master Premises.

6.  JTC Facilities. Except as set forth in this Section 6, JTC shall not be responsible to provide any service, equipment or other item to Tenant or the Master Premises. JTC shall provide Tenant the following items in the specific quantities indicated:

6.1.   Power. JTC shall provide one (1) 20A 120V (AC power) single phase circuit.

6.2.   UPS. JTC shall provide an uninterrupted power source to back up the AC circuit referenced in Section 6.1.

6.3.   Air Conditioning. JTC shall provide air conditioning service to the Premises. JTC will be responsible for repairing and maintaining the air conditioning equipment.

6.4.   Fire Suppression. JTC shall supply a dry pipe pre-action system for the Premises.

6.5.   Lighting. JTC shall provide common overhead lighting for the Premises.

7.  Tenant’s Installations. The installation of any equipment, conduits, cabling, wiring and connecting lines in the Master Premises shall be subject to review and approval of JTC. All such installation (other than the installation of the JTC Facilities) shall be performed at Tenant’s sole expense by a qualified, duly licensed contractor selected by Tenant. JTC shall have no obligation or liability with respect to such work by Tenant’s contractors and no such obligation or liability shall be implied from JTC’s review of any plans, specifications or other documents. Tenant shall cause all such work by Tenant’s contractors to be completed in a good, workmanlike and lien free manner. All such contractors shall comply with the Rules and Regulations (as hereinafter defined). In addition, prior to commencing any work in the Master Premises, Tenant’s contractors must provide to JTC (a) evidence of insurance coverage for the work in conformity with the provisions of this Agreement; (b) copies of all legally required permits for the work; and (c) a copy of the written consent of any other tenant or licensee in the Master Premises with whose facilities a connection will be made as part of the work. In no event may Tenant penetrate any of the exterior or interior walls.

8.  Indemnity and Waiver. Tenant hereby agrees to indemnify and hold harmless JTC and JTC’s officers, directors, members, shareholders, agents and employees (collectively, the "JTC Entities") from and against any and all claims (including but not limited to claims for bodily injury or property damage), liabilities, costs, injuries, damages, actions, mechanic's liens, losses and expenses (including but not limited to reasonable attorney fees and costs) (collectively, "Claims"), which may arise from Tenant’s installation, operation, use, maintenance or removal of conduit, cable, wiring, connecting lines, equipment or other property pursuant to this Agreement or from Tenant's use of the Premises or the JTC Facilities or from any default by Tenant hereunder. Similarly, Tenant shall pay within thirty (30) days from receipt of a demand by JTC the reasonable, documented costs to repair any physical damage to the Building caused by, resulting from or arising out of such installation, operation, use, maintenance or removal by Tenant. JTC hereby agrees to indemnify and hold harmless Tenant and Tenant’s officers, directors, members, shareholders, agents and employees (collectively, the “Tenant Entities”) from any Claims for any injury, death, loss or damage to any person, tangible property or facilities of any person or entity to the extent arising out of or resulting from JTC or the JTC Entities gross negligence or willful misconduct of JTC or the JTC Entities or from any default by JTC hereunder.

9.  Insurance. Tenant covenants and agrees to provide at its expense before commencement of any work and to keep in force at all times naming JTC, its managing agent, and the holders of any deeds to secure debt, deeds of trust or mortgages as additional insured parties: (i) a commercial general liability insurance policy or such successor comparable form of coverage in the broadest form then available (hereinafter referred to as a “Liability Policy”) written on an “occurrence basis” including, without limitation, broad form property damage, independent tenant’s coverage and personal injury coverage, protecting JTC, its managing agent and the holders of any deeds to secure debt, deeds of trust or mortgages and Tenant against any liability whatsoever, occasioned by any occurrence on or about the Premises or any appurtenances thereto; (ii) a “special form” property policy insuring the full replacement cost of all of Tenant’s Facilities against loss or damage by fire, theft, flood and such other risks or hazards; (iii) Worker’s Compensation covering all costs, benefits and liabilities under state worker’s compensation and similar laws with statutory limits for employees of Tenant, with a waiver of subrogation in favor of JTC; (iv) Employer’s Liability Insurance with limits of not less than $300,000.00 per accident or disease and $500,000.00 aggregate by disease; and (v) Motor Vehicle Liability Insurance with coverage for all owned and non-owned and hired vehicles with combined single limits of not less than $1,000,000.00 per occurrence for bodily injury and property damage. Such policies shall be written by insurance companies licensed to do business in the State or Commonwealth where the Building is located with Best’s Insurance Guide Rating of A/VIII and/or a Standard & Poor Insurance Solvency Review of A-, or better, and shall have commercially reasonable deductibles. The limits of liability under the Liability Policy shall not be less than $3,000,000 combined single limit per occurrence and in the aggregate for bodily and personal injury (including death) and property damage combined, and the coverage of the “special form” property policy shall be equal to the full replacement cost of any improvements paid for by Tenant. Prior to commencing any of Tenant’s work, and at least thirty (30) days prior to the expiration date of any such policy, Tenant agrees to deliver to JTC certificates evidencing such insurance coverage. Said certificates shall contain an endorsement that such insurance may not be canceled except upon thirty (30) days’ prior written notice to JTC.

10.  Removal of Cable, Wiring and Connecting Lines. Tenant agrees that, upon the expiration or termination of the Agreement, Tenant (or, at JTC’s election, the contractor designated by JTC) shall remove, within thirty (30) days, at Tenant's sole cost and expense, all cable, wiring, connecting lines, and other installations, equipment or property installed or placed by or for Tenant in the Building (except the JTC Facilities, which shall remain the property of JTC), and restore those portions of the Building damaged by such removal to their condition immediately prior to the installation or placement of such items. If Tenant fails to promptly remove all such items pursuant to this Section 10, JTC may remove such items and restore those portions of the Building damaged by such removal to their condition immediately prior to the installation or placement of such items, in which case Tenant agrees to pay JTC’s reasonable, documented costs of removal and restoration within ten (10) business days from demand.

11.  Interference or Damage. Tenant, its agents, representatives, employees, contractors and invitees will not harm, damage, destroy, endanger, breach the security of, or interfere with (or use any equipment, installations, tools or methods that, in JTC’s reasonable judgment might harm, damage, destroy, endanger, breach the security of or interfere with) (a) the Building, or (b) any services offered by, personnel of or property owned, leased or licensed by JTC or any licensee, concessionaire or other permitted occupant of the Building or any vendors or customers of any such licensee, concessionaire or other permitted occupant of the Building. If Tenant or any employee, agent, representative, contractor or invitee of Tenant violates, or seeks to take any action that will violate, the terms and conditions of this Section, (x) Tenant must, immediately upon notice from JTC, cease or avoid committing such violation, and repair and correct any damage, harm or interference arising out of such violation; and (y) without limiting the foregoing obligations of Tenant, JTC may at its option take any necessary action, at the cost and for the account of Tenant to (1) immediately prevent or stop such violation (including, without limitation, requiring Tenant to cease, using certain equipment, tools or methods until the problem is resolved); and/or (2) repair and correct any damage, harm or interference caused by such violation. Within fifteen (15) days of demand from JTC, Tenant shall reimburse JTC for any reasonable, documented amounts paid by JTC pursuant to this Section.

12.  Access by Tenant. JTC shall provide to Tenant and Tenant’s authorized agents and contractors (the “Authorized Personnel”) unescorted access to the Premises 24 hours per day, 7 days per week, 365 days per year. The Authorized Personnel may enter the Building only for purposes of ingress to and egress from the Premises to perform work or services permitted by this Agreement. No representatives, agents, employees or invitees of Tenant other the Authorized Personnel shall have the right to enter the Building. Authorized Personnel must carry a photo-identification credential for presentation to JTC or JTC’s agents, employees or representatives when entering the Building. In no event shall Tenant or any agent, representative, contractor or invitee of Tenant, including without limitation, Authorized Personnel, have the right to access any portion of the Building, other than those corridors, hallways, doorways and elevators designated by JTC for access to the Premises. JTC reserves the right to prohibit access to the Building or to remove from the Building any person that fails to comply with all Building rules and regulations, regardless of whether such person possesses a swipe card.

13.  Termination of Agreement. Tenant acknowledges that the rights granted to Tenant hereunder constitute a usufruct and do not constitute an easement of any portion of the Master Premises or JTC Facilities. In the event (i) any payment of rental or other sum due hereunder is not paid as and when due and Tenant fails to cure such default within ten (10) days after written demand from JTC; or (ii) Tenant shall fail to comply with any term, provision, condition, or covenant of this Agreement, other than an obligation requiring the payment of rent or other sums hereunder and shall not cure such failure within twenty (20) days after notice to the Tenant of such failure to comply, then JTC, in addition to any remedy available at law or in equity, shall have the option to do any one or more of the following:

(a) Terminate this Agreement, in which event Tenant surrender the Premises to JTC. Tenant agrees to indemnify JTC for all loss, damage and expense which JTC may suffer by reason of such termination, which damages shall include the difference between the amount of rental and additional rental that would have been due hereunder were it not for such termination and fair rental value for the same period, both discounted to present value using an interest rate of 8%.

(b) Without terminating this Agreement, terminate Tenant’s right of possession, whereupon rental shall continue to accrue and be owed by Tenant hereunder. Thereafter, at JTC’s option, JTC may enter upon and relet all or a portion of the Premises (or relet the Premises together with any additional space) for a term longer or shorter than the remaining term hereunder and otherwise on terms satisfactory to JTC. Tenant shall be liable to JTC for the deficiency, if any, between Tenant’s rent hereunder and all net sums received by JTC on account of such reletting (after deducting all costs incurred by JTC in connection with any such reletting, including without limitation, Tenant improvement costs, brokerage commissions and attorney’s fees).

(c) Pursue a dispossessory action against Tenant, in which event Tenant shall remain liable for all amounts owed hereunder, including amounts accruing hereunder from and after the date that a writ of possession is issued.

(d) Perform any unperformed obligation of Tenant. Any sums expended by JTC shall be repaid by Tenant, as additional rent, within ten (10) days of demand therefore by JTC.

(e) Disconnect the Circuits and cease providing power to the Premises, Tenant hereby waiving any losses, liability or damage resulting therefrom (except to the extent JTC is grossly negligent).

(f) Prohibit entrance into the Building and/or Premises by Tenant and Tenant’s employees, agents, contractors and customers by changing the locks on the Premises, disconnecting Tenant’s card key access or by other means, Tenant hereby waiving any losses, liability or damage resulting therefrom.

Pursuit of any of the foregoing remedies shall not preclude pursuit of any other remedies provided by law. In the event either party places the enforcement of all or any part of this Agreement in the hands of an attorney on account of the other party’s default, the non-prevailing party agrees to pay the prevailing party’s costs of collection, including reasonable attorney’s fees, whether suit is actually filed or not.

14.  No Assignment or Subleasing. This Agreement is personal to Tenant, and Tenant's rights hereunder may not be assigned, sub-leased, or otherwise transferred in any fashion, regardless of whether such an arrangement is called an assignment, a sub-lease, a co-location agreement or any other name without JTC’s consent. Tenant agrees not to permit any third party to place, use or operate their own equipment, wiring, cabling or connecting lines in or about the Premises.

15.  Compliance with Laws, Rules and Regulations. Tenant, at Tenant 's sole cost and expense, shall comply with (a) all laws, ordinances, orders, rules and regulations of state, federal, municipal or other agencies or bodies having jurisdiction relating to its specific use or manner of use of the Premises, and (b) all industry standards, practices and procedures. Tenant will also comply with the rules and regulations of the Building adopted by which are set forth on Exhibit “B”, attached hereto and incorporated herein by this reference (the “Rules and Regulations”). JTC shall have the right at all times to change and amend the Rules and Regulations in any reasonable manner as may be deemed advisable by JTC for the safety, care, cleanliness, preservation of good order and operation or use of the Premises or the Master Premises. All changes and amendments to the Rules and Regulations will be sent by JTC to Tenant in writing and shall thereafter be carried out and observed by Tenant.

16.  Rights of Mortgagees. Tenant accepts this Agreement subject and subordinate to the lien or security title of any mortgage, deed of trust or deed to secure debt presently existing or hereafter created upon the Building and to all existing restrictions, covenants, easements and agreements with respect to the Building or any part thereof, and all amendments, modifications and restatements thereof and all replacements and substitutions therefor. The subordination of this Agreement to any such mortgage, deed to secure debt, restrictions, covenants, easements or leases shall be self-operative and shall occur automatically. If the interests of JTC under this Agreement shall be transferred by reason of exercise of a power of sale, foreclosure or other proceedings for enforcement of any mortgage, deed of trust or deed to secure debt on the Building, Tenant shall be bound to the transferee, at the option of the transferee, under the terms, covenants and conditions of this Agreement for the balance of the term remaining, and any extensions or renewals, with the same force and effect as if the transferee was JTC.

17.  Attorneys' Fees. In the event of any lawsuit or other proceeding between the parties arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party the prevailing party's reasonable attorneys' fees and costs of suit.

18.   Notices. All notices or consents required or permitted to be given hereunder shall be in writing and shall be deemed to be duly given (a) immediately if by hand delivery, (b) five business days after deposit via certified mail, return receipt requested, postage prepaid, (c) one business day after depositing with a nationally recognized overnight courier service, or (d) immediately if sent via facsimile copy with the original mailed via U.S. Post Office and addressed as follows:

JTC: JT Communications, LLC, 1446 Southland Circle, Suite 100, Atlanta, Georgia 30318, Attn: Timothy A. Kiser, Fax: 404-355-2280, with a copy to: Sutherland, Asbill & Brennan LLP, 999 Peachtree Street NE, Atlanta, Georgia 30309, Attn: R. Robinson Plowden, Fax: 404-853-8806.

Tenant: WinSonic Digital Media Group, 101 Marietta St., Suite 2600, Atlanta, Georgia 30303, Attn: Winston D. Johnson, Fax: 404-230-0300.

Either party may change the address or fax number to which notices to such party shall be sent by giving written notice thereof to the other party.

19.  No Warranties. TENANT ACCEPTS THE PREMISES AND THE JTC FACILITIES “AS IS” WITHOUT WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER IMPLIED WARRANTIES. TO THE EXTENT JTC PROVIDES TENANT WITH MATERIALS, EQUIPMENT OR SERVICES (INCLUDING, WITHOUT LIMITATION, THE JTC FACILITIES), JTC ALSO PROVIDES SUCH MATERIALS, EQUIPMENT AND SERVICES “AS IS” WITHOUT WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER IMPLIED WARRANTIES.

20.   Limited Liability. Notwithstanding anything herein to the contrary, neither Party shall be liable for special, punitive, exemplary, consequential, incidental or indirect losses, loss of use, or damages as a result of performance or nonperformance under this Agreement, or its acts or omissions related to this Agreement, whether or not arising from sole, joint or concurrent negligence or strict liability or otherwise. JTC's obligations under this Agreement shall be enforceable only against JTC's interest in the Building and not any other asset of JTC.

21.  Miscellaneous. Tenant represents and warrants to JTC that it has not been represented by any broker, real estate agent or finder in connection with this Agreement and that no fee is owed any such broker, agent or finder claiming by, through or under Tenant. This Agreement supersedes all prior or contemporaneous understandings, negotiations, or agreements between the parties, whether written or oral, with respect to its subject matter. This Agreement may be amended only in a writing signed by both JTC and Tenant. Upon any sale or other conveyance by JTC of its interest in the Building, JTC shall be released from any further obligations arising under this Agreement after the date of such sale or conveyance, and Tenant shall acknowledge JTC’s transferee of the Building as the new licensor under this Agreement. Subject to the other provisions hereof, this Agreement shall be binding on the parties and their respective successors and assigns. Tenant acknowledges that JTC and its agents, employees, and representatives have made no representation to Tenant of any kind regarding any matter, including but not limited to the Building, the Premises, the JTC Facilities, or the effect of applicable laws or zoning on Tenant’s intended use of the rights granted hereunder, except as otherwise provided in this Agreement. Tenant is relying on its own investigation of all such matters and agrees to obtain at its expense all licenses, conditional use permits, or other governmental approvals legally required for its intended use of the rights granted hereunder, other than as otherwise provided in this Agreement. The interpretation and enforcement of this Agreement shall be governed by the laws of the State of Georgia.

22.   Master Lease. Tenant’s rights hereunder are subject to JTC’s rights under the Master Lease. Tenant shall not act or omit to act in such a way as to cause JTC to be in violation of any provision of the Master Lease. If the Master Lease terminates, this Agreement shall terminate without any further liability to any of the parties hereto, except for the indemnities contained herein.

23.   MaxCell. Tenant shall have the right to use one (1) compartment within JTC’s “MaxCell” brand flexible fabric conduit structure (the “Maxcell Compartment) which runs from the fifth floor of the Building to tenant in Suite 1665 of the Building (the “Suite 1665 Tenant”). Tenant shall not have the right to permit any third party (i.e., any party other than the named Tenant hereunder) to purchase, lease, license, share, occupy, transmit data or other transmissions across or through, or use any portion of such Maxcell Compartment for any purpose, provided, however, Tenant shall have the right to sell, license or lease “bandwidth” (as such term is currently and commonly used in the telecommunications industry) on such Fiber and to permit such Tenant to transmit data across or through such fiber optic cable located within such compartment. JTC shall designate the Maxcell Compartment to be used by Tenant pursuant to the terms hereof. Tenant shall be responsible, at Tenant’s cost for obtaining all consents from the Suite 1655 Tenant to permit JTC to connect any wires, lines, fiber or other equipment or facilities on behalf of Tenant.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and at the place first written above.

JTC:	TENANT:

JT COMMUNICATIONS, LLC	WinSonic Digital Media Group, LTD

By: /s/ Timothy A. Kiser	By: /s/ Winston D. Johnson
Timothy A. Kiser, Member Date: June 23, 2006	Winston D. Johnson, CEO Date: June 22, 2006